Exhibit 99.1

ICU Medical, Inc. Announces Renewal of Stockholder Rights Plan

SAN CLEMENTE, Calif., Aug. 1, 2007 (PRIME NEWSWIRE) -- The Board of Directors of ICU Medical, Inc. (Nasdaq:ICUI) announced today that the Company has adopted a new Stockholder Rights Plan to replace its existing plan that will expire on August 7, 2007.

The new Stockholder Rights Plan contains essentially the same terms as the prior plan. The Stockholder Rights Plan is intended to better assist the Company's stockholders in realizing fair value and equal treatment in the event of any attempted takeover of the Company and to protect the Company and its stockholders against coercive takeover tactics. The Company noted that its Stockholder Rights Plan is similar to those adopted by other companies and is not in response to any known effort to acquire control of the Company.

Under the Shareholder Rights Plan, one Preferred Stock Purchase Right will be distributed on August 8, 2007 to stockholders of record on July 30, 2007 for each share of ICU Common Stock outstanding. No separate certificates evidencing the Rights will be issued unless and until they become exercisable. The Rights generally will not be exercisable until 10 business days after a person or group acquires 15% or more of ICU's Common Stock in a transaction that is not approved in advance by the Board of Directors or 10 business days after the announcement of a tender offer which could result in a person or group owning 15% or more of the Common Stock.

In the event a third party or group were to acquire 15% or more of ICU's outstanding Common Stock without the prior approval of the Board of Directors, each Right will entitle the holder, other than the acquiror, to buy Common Stock with a market value of twice the purchase price, for the Right's then current purchase price. In addition, if the Company were to be acquired in a merger, shareholders with unexercised Rights could purchase common stock of the acquiror with a value of twice the purchase price of the Rights.

The Company's Board of Directors may redeem the Rights for a nominal amount at any time prior to the 10th business day following an event that causes the Rights to become exercisable. The Rights will expire unless previously redeemed or exercised on August 8, 2017.

The Company indicated that further details of the Rights are contained in a letter that will be mailed to all stockholders shortly.

CONTACT: ICU Medical, Inc.
         Francis J. O'Brien, Chief Financial Officer
         (949) 366-2183